Exhibit 99.1

Nash Finch Reports Fourth Quarter and Fiscal 2012 Results

Adjusted EPS1 of $0.49 for Fourth Quarter and $3.03 for Fiscal 2012

MINNEAPOLIS (February 28, 2013) — Nash Finch Company (NASDAQ: NAFC), one of the leading food distribution companies in the United States, today announced financial results for the twelve weeks (fourth quarter) and fiscal year ended December 29, 2012.

Financial Results

Total Company sales for the fourth quarter 2012 were $1.136 billion compared to $1.148 billion in the prior-year quarter, a decrease of 1.1%.  The acquisition of eighteen No Frills® stores during the third quarter of 2012 and twelve Bag ‘N Save® stores during the second quarter of 2012 contributed to a net increase in total Company sales of $35.4 million.  After adjusting for these acquisitions, total Company fourth quarter comparable sales decreased 4.1% relative to the prior year period.  For Fiscal 2012 sales were $4.821 billion compared to $4.855 billion in the prior-year, a decrease of 0.7%.  The acquisitions of the No Frills® and Bag ‘N Save® stores contributed to a net increase in total Company sales of $95.6 million.  After adjusting for these acquisitions, total Company Fiscal 2012 comparable sales decreased 2.4% relative to the prior year period.

Adjusted Consolidated EBITDA2 was $26.5 million, or 2.3% of sales in the fourth quarter of 2012 as compared to $34.6 million, or 3.0% of sales in the fourth quarter of 2011.  Consolidated EBITDA3 was adjusted to exclude the impact of significant items totaling $3.9 million and $1.2 million in the fourth quarter 2012 and 2011, respectively.  Including the impact of significant items, Consolidated EBITDA for the fourth quarter 2012 was $22.6 million, or 2.0% of sales, as compared to $33.4 million, or 2.9% of sales, in the prior year quarter.  For Fiscal 2012, Adjusted Consolidated EBITDA was $122.0 million, or 2.5% of sales compared to $146.2 million, or 3.0% of sales in 2011.  Consolidated EBITDA was adjusted to exclude the impact of significant items totaling $10.7 million and $7.0 million in 2012 and 2011, respectively.  Including the impact of significant items, Consolidated EBITDA for Fiscal 2012 was $111.3 million, or 2.3% of sales, as compared to $139.2 million, or 2.9% of sales, in the prior year.

“We are pleased to see the sales increase in our food distribution and retail segments, which was driven primarily by our retail acquisitions and the investments we made in our Food Distribution segment marketing programs. We experienced a decline in sales in our Military segment driven primarily by a softness in Military export sales.  As a result, our total company sales were down slightly”, said Alec Covington, President and CEO of Nash Finch.  “As expected, our gross margin continued to be negatively impacted by lower food price inflation and lower contractual margin rates in our Military segment.”

“In 2013 we are focusing our efforts on sales growth and reducing expenses and are already beginning to see progress.  As previously announced by Dollar General, Nash Finch was selected to distribute cigarettes and other tobacco products to Dollar General stores nationally and that project is already underway.  We are proud to have been selected by Dollar General as its distribution partner for this endeavor”, said Covington.

Net earnings, as adjusted were $6.4 million or $0.49 per diluted share in the fourth quarter of 2012, compared to $12.7 million or $0.97 per diluted share in the fourth quarter of 2011.  Net earnings were adjusted to exclude the impact of significant items totaling $35.4 million or $2.72 per diluted share in 2012 and $4.6 million or $0.35 per diluted share in the 2011 quarter.  Including the impact of significant items, our reported net loss for the fourth quarter of 2012 was $29.0 million or $2.23 per diluted share, as compared to net earnings of $8.2 million or $0.62 per diluted share in the prior year quarter.  For Fiscal 2012, net earnings, as adjusted were $39.7 million or $3.03 per diluted share compared to $51.2 million or $3.92 per diluted share in 2011.  Net earnings were adjusted to exclude the impact of significant items totaling $133.5 million or $10.27 per diluted share in 2012 and $15.4 million or $1.18 per diluted share in 2011.  Including the impact of significant items, our reported net loss for Fiscal 2012 was $93.9 million or $7.24 per diluted share, as compared to net earnings of $35.8 million or $2.74 per diluted share in the prior year, and is detailed in the table below.

Goodwill Impairment and Long-lived Asset Impairment

The fourth quarter 2012 results included non-cash after tax charges of $24.2 million related to goodwill impairment in the Military segment and $8.0 million related to other intangibles and other long-lived assets in the Food Distribution and Military segments.  For Fiscal 2012, results included non-cash after tax goodwill impairment charges of $121.1 million, the long-lived assets impairment of $8.0 million and a $4.1 million after tax gain on acquisition of a business.  The impairments and acquisition gain are non-cash items in our quarter and Fiscal year consolidated financial statements.  Accordingly, none of these items had any impact on our cash flows or Consolidated EBITDA.

The following table identifies the significant items affecting Consolidated EBITDA, net earnings and diluted earnings per share for the fourth quarter and fiscal 2012 and prior year periods:

(dollars in millions except per share amounts)	4th Quarter		Fiscal
	2012	2011	2012	2011
Significant items
Transaction and integration costs related to business acquisitions	$(0.1)	-	(2.0)	-
Restructuring and centralization costs	(1.0)	(0.2)	(1.0)	(1.6)
Retail store closing costs	-	-	-	(0.2)
Military distribution center conversion and transition costs	(1.0)	(0.5)	(5.5)	(1.9)
Write off of capitalized software costs	(1.0)	-	(1.0)	(0.6)
Food distribution center closing costs	(0.8)		(0.8)
Food distribution transition costs	-	-	(0.4)	(0.2)
Unusual professional fees	-	(0.5)	-	(2.5)
Significant charges impacting Consolidated EBITDA	$(3.9)	(1.2)	(10.7)	(7.0)

LIFO charges	(1.3)	(4.5)	(3.3)	(14.2)
Goodwill impairment	(34.6)	-	(166.6)	-
Other long-lived asset impairments	(13.1)	-	(13.1)	(0.4)
Early termination of capital lease	-	-	-	0.4
Gain on acquisition of business	-	-	6.6	-
Military distribution center non-cash pre-opening expense	-	-	(0.1)	-
Write off of deferred financing costs	-	(1.8)	-	(1.8)
Non-cash loss on sale or closure of retail stores	-	-	-	(2.2)
Total significant charges impacting earnings before tax	$(52.9)	(7.5)	(187.2)	(25.2)
Income tax on significant net charges	7.1	2.9	10.7	9.8
Tax on gain on acquisition of business	-	-	(2.5)	-
Tax on goodwill impairment	10.4	-	45.5	-
Total significant charges impacting net earnings	$(35.4)	(4.6)	(133.5)	(15.4)
Diluted earnings (loss) per share impact from significant items	(2.72)	(0.35)	(10.27)	(1.18)
Diluted earnings (loss) per share, as reported	(2.23)	0.62	(7.24)	2.74
Diluted earnings per share, as adjusted	$0.49	0.97	3.03	3.92

Consolidated EBITDA, as reported	22.6	33.4	111.3	139.2
Consolidated EBITDA impact from significant items	(3.9)	(1.2)	(10.7)	(7.0)
Consolidated EBITDA, as adjusted	$26.5	34.6	122.0	146.2

Military Distribution Results

(dollars in millions)	4th Quarter		Fiscal
	2012	2011	2012	2011
Net Sales	$536.8	566.8	2,309.5	2,352.9
Segment EBITDA[3]	8.8	17.1	47.6	68.4
Percentage of Sales	1.6%	3.0%	2.1%	2.9%

The Military segment net sales were $536.8 million, a decrease of 5.3% in the fourth quarter 2012 compared to the prior year.  However, a larger portion of Military sales during the current year have been on a consignment basis, which are included in our reported sales on a net basis.  Including the impact of consignment sales, comparable Military sales decreased 5.0% in the fourth quarter.  For Fiscal 2012, net sales were $2.31 billion, a decrease of 1.8% compared to the prior year.  Including the impact of consignment sales, comparable Military sales decreased 1.4% in 2012.

The Military segment EBITDA was $8.8 million, or 1.6% of sales, in the fourth quarter 2012 as compared to $17.1 million, or 3.0% of sales, in the fourth quarter 2011.  For Fiscal 2012, EBITDA was $47.6 million, or 2.1% of sales as compared to $68.4 million, or 2.9% of sales, in Fiscal 2011.  The decrease in Military EBITDA in both the fourth quarter and fiscal year was primarily due to declines in gross margins related to lower inflation year-over-year and reduced contractual margin rates as well as higher start-up and transition costs from the opening of distribution centers in 2012 as compared to 2011.

"In 2012 we continued our investment in expanding our military footprint to create a world-wide military distribution network, in partnership with Coastal Pacific Food Distributors.  I am pleased that in the fourth quarter several additional military vendors chose our world-wide network to distribute their products to the military,” said Covington. “Our new Landover, Maryland distribution center has begun servicing commissaries in the Northeast United States with non-perishable products.  In 2013, we will add frozen and chill capability to Landover to make it a full-service distribution center.”  “With that addition, our military footprint should now be complete,” said Covington.

Food Distribution & Retail Results

(dollars in millions)	4th Quarter		Fiscal
	2012	2011	2012	2011
Sales
Food Distribution	$413.8	475.5	1,844.9	2,032.6
Retail	185.0	105.4	666.4	470.0
Total	$598.8	580.9	2,511.3	2,502.6
Segment EBITDA[3]
Food Distribution	$6.2	10.7	36.9	51.0
Retail	7.6	5.6	26.8	19.9
Total	$13.8	16.3	63.7	70.9

Percentage of Sales
Food Distribution	1.5%	2.3%	2.0%	2.5%
Retail	4.1%	5.3%	4.0%	4.2%
Total	2.3%	2.8%	2.5%	2.8%

The combined Food Distribution and Retail segment sales were $598.8 million, an increase of 3.1% in the fourth quarter as compared to the prior year period.  The increase in Retail sales was primarily attributable to the Bag ‘N Save® and No Frills® supermarkets acquisitions, which were responsible for an $81.9 million increase in sales as compared to the prior year quarter.  Because these were acquisitions of Food Distribution customers, these transactions were also responsible for a $46.5 million decrease in Food Distribution segment sales as compared to the fourth quarter of 2011.  Retail same store sales declined 1.4% as compared to the prior year quarter.

For Fiscal 2012, sales were $2.51 billion, an increase of 0.4% in Fiscal 2012 as compared to the prior year period.  The increase in Retail sales was primarily attributable to the Bag ‘N Save® and No Frills® supermarkets acquisitions, which were responsible for a $215.2 million increase in sales as compared to the prior year. As a result of these acquisitions, the transactions were responsible for a $119.7 million decrease in Food Distribution segment sales as compared to the prior year. Retail same store sales declined 1.1% as compared to the prior year.

The combined Food Distribution and Retail segment EBITDA was $13.8 million, or 2.3% of sales, in the fourth quarter 2012 as compared to $16.3 million, or 2.8% of sales, in the fourth quarter 2011.  For Fiscal 2012, EBITDA was $63.7 million, or 2.5% of sales, as compared to $70.9 million, or 2.8% of sales, in Fiscal 2011.

“In the fourth quarter, the combined Food Distribution and Retail segment delivered top line sales performance and we continue to be pleased by our retail acquisitions of the Bag ‘N Save® and No Frills® supermarkets in the Omaha, Nebraska market,” said Covington.  “Kevin Elliott joined us in December, 2012 and his focus on growing the food distribution and retail business should help us continue this positive trend.”

Full Redemption of Convertible Notes

            The Company announced on February 13, 2013 that holders of the Company’s Senior Subordinated Convertible Notes due 2035 were notified that the Company will redeem all $322 million in aggregate principle amount at maturity on March 15, 2013.  The Convertible Notes will be redeemed at a price equal to $466.11 per $1,000 in principal amount at maturity which represents a total payment to be made of $150.1 million.

Liquidity

Total debt at the end of the fourth quarter 2012 increased to $373.3 million, primarily due to the Bag ‘N Save and No Frills acquisitions, compared to $297.4 million at the end of the fourth quarter 2011. The Company continues to focus on effectively managing its balance sheet and is in compliance with all of its debt covenants.  The Company's Total Leverage Ratio4 as of the end of the fourth quarter 2012 was 3.35x.  Availability on the Company’s revolving credit facility at the end of the quarter was $238.5 million, after taking into consideration a $150 million reserve for the redemption of the convertible notes.

1Adjusted EPS is defined as net earnings adjusted for any significant items divided by diluted shares outstanding.

2Adjusted Consolidated EBITDA is defined as EBITDA adjusted for any significant items.

3References to EBITDA, Consolidated EBITDA, and segment EBITDA are calculated as earnings (loss) before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods.  Consolidated EBITDA should not be considered an alternative measure of our net income (loss), operating performance, cash flows or liquidity.  Consolidated EBITDA is provided as additional information as a key metric used to determine payout pursuant to our Short-Term and Long-Term Incentive Plans.  The Company also believes investors find the information useful because it reflects the resources available for strategic investments including, for example, capital needs of the business, strategic acquisitions and debt service.

4Total Leverage Ratio is defined as total debt (current portion of long-term debt and capital leases, long-term debt and capitalized lease obligations) divided by the trailing four quarters Consolidated EBITDA.

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A conference call to review the fourth quarter 2012 results is scheduled at 9 a.m. CT (10 a.m. ET) on February 28, 2012.  Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch's website at http://www.nashfinch.com.  A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch's website under the heading “Audio Archives.”  A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”

            Nash-Finch is a Fortune 500 company and the largest food distributor serving military commissaries and exchanges in the United States. Nash-Finch's core businesses include distributing food to military commissaries and independent grocery retailers located in 37 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores, Bahrain and Egypt. The Company also owns and operates a base of retail stores, primarily supermarkets under the Family Fresh Market®, Econofoods®, Family Thrift Center®, No Frills®, Bag 'n Save®, AVANZA®, and Sun Mart® trade names. Further information is available on the Company's website, www.nashfinch.com.

                This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements relate to trends and events that may affect our future financial position and operating results.  Any statement contained in this release that is not statements of historical fact may be deemed forward-looking statements.  For example, words such as “may,” “will,” “should,” “likely,” “expect,” “anticipate,” “estimate,” “believe,” “intend, ” “potential” or “plan,” or comparable terminology, are intended to identify forward-looking statements.  Such statements are based upon current expectations, estimates and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements.  Important factors known to us that could cause or contribute to material differences include, but are not limited to, the following:

•   the effect of traditional and alternative competition on our food distribution, military and retail businesses;

•   general sensitivity to economic conditions, including the uncertainty related to the current state of the economy in the U.S. and worldwide economic slowdown; disruptions to the credit and financial markets in the U.S. and worldwide; changes in market interest rates; continued volatility in energy prices and food commodities;

•   macroeconomic and geopolitical events affecting commerce generally;

•   changes in consumer buying and spending patterns including a shift to non-traditional retail channels;

•   our ability to identify and execute plans to expand our food distribution, military and retail operations;

•   possible changes in the military commissary system, including those stemming from the redeployment of forces, congressional action, changes in funding levels or the effect of mandated reductions in or sequestration of government expenditures;

•   our ability to identify and execute plans to improve the competitive position of our retail operations;

•   the success or failure of strategic plans, new business ventures or initiatives;

•   our ability to successfully integrate and manage current or future businesses we acquire, including the ability to manage credit risks and retain the customers of those operations;

•   changes in credit risk from financial accommodations extended to new or existing customers;

•   significant changes in the nature of vendor promotional programs and the allocation of funds among the programs;

•   limitations on financial and operating flexibility due to debt levels and debt instrument covenants and ability to access capital to support capital spending and growth opportunities;

•   legal, governmental, legislative or administrative proceedings, disputes, or actions that result in adverse outcomes;

•   our ability to identify and remediate any material weakness in our internal controls that could affect our ability to detect and prevent fraud, expose us to litigation, or prepare financial statements and reports in a timely manner;

•   changes in accounting standards;

•   technology failures that may have a material adverse effect on our business;

•   severe weather and natural disasters that may impact our supply chain;

•   unionization of a significant portion of our workforce;

•   costs related to a multi-employer pension plan which has liabilities in excess of plan assets;

•   changes in health care, pension and wage costs and labor relations issues;

•   product liability claims, including claims concerning food and prepared food products;

•   threats or potential threats to security;

•   unanticipated problems with product procurement; and

•   maintaining our reputation and corporate image.

A more detailed discussion of many of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC.  You should carefully consider each of these factors and all of the other information in this release.  We believe that all forward-looking statements are based upon reasonable assumptions when made.  However, we caution that it is impossible to predict actual results or outcomes and that accordingly you should not place undue reliance on these statements.  Forward-looking statements speak only as of the date when made and we undertake no obligation to revise or update these statements in light of subsequent events or developments.  Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements. You are advised, however, to consult any future disclosures we make on related subjects in future reports to the Securities and Exchange Commission (SEC).

Contact: Bob Dimond, Executive VP & CFO, 952-844-1060

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)

	Twelve	Twelve	Fifty Two	Fifty Two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	Dec 29,	Dec 31,	Dec 29,	Dec 31,
	2012	2011	2012	2011

Sales	$1,135,620	1,147,742	4,820,797	4,855,459
Cost of sales	1,041,314	1,060,970	4,429,329	4,475,433
Gross Profit	94,306	86,772	391,468	380,026

Other cost and expenses:
Selling, general and administrative	84,489	58,983	290,393	261,000
Gain on acquisition of a business	-	-	(6,639)	-
Goodwill impairment	34,639	-	166,630	-
Depreciation and amortization	9,324	8,016	37,834	35,704
Interest expense	6,272	7,066	24,944	24,894
Total cost and expenses	134,724	74,065	513,162	321,598

Earnings (loss) before income taxes	(40,418)	12,707	(121,694)	58,428

Income tax expense (benefit)	(11,456)	4,527	(27,822)	22,623

Net earnings (loss)	$(28,962)	8,180	(93,872)	35,805

Net earnings (loss) per share:
Basic earnings per share:	$(2.23)	0.63	(7.24)	2.80

Diluted earnings per share:	$(2.23)	0.62	(7.24)	2.74

Cash dividends per common share	$0.18	0.18	0.72	0.72

Weighted average number of common shares outstanding and common equivalent shares outstanding:
Basic	12,994	12,896	12,970	12,808
Diluted	12,994	13,108	12,970	13,068

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Balance Sheet
(In thousands, except per share amounts)
Assets	December 29, 2012	December 31, 2011
Current Assets:
Cash	$1,291	$773
Accounts and notes receivable, net	239,925	243,763
Inventories	362,526	308,621
Prepaid expenses and other	18,569	17,329
Deferred tax assets, net	3,724	6,896
Total current assets	626,035	577,382

Notes receivable, net	21,360	23,221

Property, plant and equipment:
Property, plant and equipment	738,857	686,794
Less accumulated depreciation and amortization	(436,572)	(413,695)
Net property, plant and equipment	302,285	273,099

Goodwill	22,877	170,941
Customer contracts & relationships, net	6,649	15,399
Investment in direct financing leases	1,923	2,677
Deferred tax assets, net	2,780	-
Other assets	19,708	11,049
Total assets	$1,003,617	$1,073,768

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt and capitalized lease obligations	$2,265	$2,932
Accounts payable	247,392	234,722
Accrued expenses	52,326	61,459
Income taxes payable	429	-
Total current liabilities	302,412	299,113

Long-term debt	356,251	278,546
Capital lease obligations	14,807	15,905
Deferred tax liabilities, net	-	40,671
Other liabilities	33,758	34,910
Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock -- no par value
Authorized 500 shares; none issued	-	-
Common stock of $1.66 2/3 par value
Authorized 50,000 shares, issued 13,799 and 13,727 shares, respectively	22,998	22,878
Additional paid-in capital	113,641	118,222
Common stock held in trust	(1,295)	(1,254)
Deferred compensation obligations	1,295	1,254
Accumulated other comprehensive loss	(15,705)	(14,707)
Retained earnings	227,161	330,470
Common stock in treasury, 1,525 and 1,541 shares, respectively	(51,706)	(52,240)
Total stockholders' equity	296,389	404,623

Total liabilities and stockholders' equity	$1,003,617	$1,073,768

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(In thousands)
Fiscal years ended December 29, 2012 and December 31, 2011	2012	2011
Operating activities:
Net earnings (loss)	$(93,872)	$35,805
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Gain on acquisition of a business	(6,639)	-
Depreciation and amortization	37,834	35,704
Amortization of deferred financing costs	1,267	3,597
Non cash convertible debt interest	6,243	5,771
Rebatable loans	4,521	3,471
Provision for (recovery of) bad debts	(613)	811
Provision for lease reserves	160	755
Deferred income tax expense (benefit)	(40,986)	5,712
Loss (gain) on sale of property, plant and equipment	(1,522)	1,357
LIFO charge	3,325	14,220
Asset impairments	13,128	553
Impairments of goodwill	166,630	-
Share-based compensation expense (reversal of)	(2,446)	5,429
Deferred compensation	1,196	883
Other	(243)	(689)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts and notes receivable	6,117	(6,758)
Inventories	(31,293)	11,670
Prepaid expenses	(318)	(1,122)
Accounts payable	2,377	4,083
Accrued expenses	(11,108)	(2,283)
Income taxes payable	(775)	(389)
Other assets and liabilities	(2,274)	2,567
Net cash provided by operating activities	50,709	121,147

Investing activities:
Proceeds from sale of assets	9,756	3,949
Additions to property, plant and equipment	(39,499)	(68,600)
Businesses acquired, net of cash	(78,344)	(8,818)
Loans to customers	(10,941)	(11,008)
Payments from customers on loans	8,609	1,521
Corporate-owned life insurance, net	(786)	(653)
Other	(151)	-
Net cash used in investing activities	(111,356)	(83,609)

Financing activities:
Proceeds from (payments of) revolving debt	53,425	(18,700)
Dividends paid	(8,816)	(8,739)
Repurchase of common stock	-	-
Proceeds from long-term debt	19,182	151,500
Payments of long-term debt	(1,260)	(152,366)
Payments of capitalized lease obligations	(2,429)	(2,765)
Increase (decrease) in outstanding checks	4,194	(1,593)
Payments of deferred financing costs	(1,821)	(3,781)
Tax benefit (shortfall) from share - based compensation	66	(41)
Other	(1,376)	(1,110)

Net cash provided (used) by financing activities	61,165	(37,595)
Net increase (decrease) in cash	518	(57)
Cash at beginning of year	773	830
Cash at end of year	$1,291	$773

NASH FINCH COMPANY AND SUBSIDIARIES
Supplemental Data (Unaudited)

Other Data (In thousands)	December 29, 2012	December 31, 2011

Total debt	$373,323	$297,383
Stockholders' equity	$296,389	$404,623
Capitalization	$669,712	702,006
Debt to total capitalization	55.7%	42.4%

Non-GAAP Data
Consolidated EBITDA (a)	$111,322	139,228
Leverage ratio - trailing 4 qtrs. (debt to consolidated EBITDA) (b)	3.35x	2.14x

Comparable GAAP Data
Debt to earnings (loss) before income taxes (b)	(3.07)	5.09

(a)	Consolidated EBITDA, as defined in our credit agreement, is earnings (loss) before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income (loss), operating performance, cash flows or liquidity. The amount of Consolidated
EBITDA is provided as a metric used to determine payout of performance units pursuant to our Long-Term Incentive Plan.

(b)	Leverage ratio is defined as the Company's total debt at December 29, 2012 and December 31, 2011, divided by Consolidated EBITDA for the respective four trailing quarters. The most comparable GAAP ratio is debt at the same date divided by earnings (loss) from continuing operations before income taxes for the respective four trailing quarters.

Derivation of Consolidated EBITDA; Segment Consolidated EBITDA and Segment Profit (Loss) (in thousands)

FY	2012
		2012	2012	2012	2012	Rolling
		Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtrs

Earnings (loss) before income taxes		$9,069	(113,300)	22,955	(40,418)	(121,694)
Add/(deduct)
	LIFO charge	182	420	1,438	1,285	3,325
	Depreciation and amortization	8,204	8,382	11,924	9,324	37,834
	Interest expense	5,138	5,460	8,074	6,272	24,944
	Goodwill impairment	-	131,991	-	34,639	166,630
	Gain on acquisition of business	-	(6,639)	-	-	(6,639)
	Closed store lease costs	-	(33)	-	193	160
	Asset impairments	62	-	-	13,066	13,128
	Net loss (gain) on sale of real estate and other assets	(476)	89	(1,119)	(16)	(1,522)
	Share compensation expense (reversal of)	1,094	546	(2,935)	(1,151)	(2,446)
	Subsequent cash payments on non-cash charges	(443)	(729)	(616)	(610)	(2,398)
Total Consolidated EBITDA		$22,830	26,187	39,721	22,584	111,322

		2012	2012	2012	2012	Rolling
Segment Consolidated EBITDA		Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtrs
	Military	$13,400	11,797	13,661	8,783	47,641
	Food Distribution	6,539	9,419	14,764	6,159	36,881
	Retail	2,891	4,971	11,296	7,642	26,800
		$22,830	26,187	39,721	22,584	111,322

		2012	2012	2012	2012	Rolling
Segment profit (loss)		Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtrs
	Military	$10,474	8,570	10,322	3,953	33,319
	Food Distribution	2,338	5,517	11,191	(8,691)	10,355
	Retail	661	2,390	7,725	3,834	14,610
	Unallocated:
	Interest	(4,404)	(4,425)	(6,283)	(4,875)	(19,987)
	Gain on acquisition of business	-	6,639	-	-	6,639
	Goodwill Impairment	-	(131,991)	-	(34,639)	(166,630)
		$9,069	(113,300)	22,955	(40,418)	(121,694)

FY	2011
		2011	2011	2011	2011	Rolling
		Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtrs
Earnings before income taxes		$12,370	16,614	16,737	12,707	58,428
Add/(deduct)
	LIFO charge	501	2,131	7,085	4,503	14,220
	Depreciation and amortization	8,583	8,367	10,738	8,016	35,704
	Interest expense	5,459	5,355	7,014	7,066	24,894
	Closed store lease costs	448	159	24	124	755
	Asset impairment	-	349	13	191	553
	Net loss (gain) on sale of real estate and other assets	1,796	(391)	(106)	41	1,340
	Stock compensation	1,159	1,372	1,761	1,137	5,429
	Subsequent cash payments on non-cash charges	(504)	(572)	(650)	(369)	(2,095)
Total Consolidated EBITDA		$29,812	33,384	42,616	33,416	139,228

		2011	2011	2011	2011	Rolling
Segment Consolidated EBITDA		Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtrs
	Military	$15,107	14,835	21,348	17,061	68,351
	Food Distribution	10,581	13,791	15,907	10,747	51,026
	Retail	4,124	4,758	5,361	5,608	19,851
		$29,812	33,384	42,616	33,416	139,228

		2011	2011	2011	2011	Rolling
Segment profit		Qtr 1	Qtr 2	Qtr 3	Qtr 4	4 Qtrs
	Military	$12,147	11,285	14,666	12,314	50,412
	Food Distribution	5,845	7,709	6,177	4,014	23,745
	Retail	(984)	2,128	1,790	2,668	5,602
	Unallocated:
	Interest	(4,638)	(4,508)	(5,896)	(6,289)	(21,331)
		$12,370	16,614	16,737	12,707	58,428